Atrion Reports Second Quarter Results and Announces Dividend Increase

ALLEN, TX -- (Marketwired - August 09, 2016) - Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2016 revenues totaled $36.1 million compared with $37.7 million in the same period in 2015. On a diluted per share basis, earnings for the period increased to $4.02 as compared to $3.99 in the same period of last year. Net income for the second quarter totaled to $7.5 million in both years.

Commenting on the Company's results for the second quarter of 2016 compared to the same period last year, David A. Battat, President & CEO, said, "Overall sales were down 4%, reflecting lower prices in Ophthalmology following patent expirations and the impact of exchange rates on all our exports." Mr. Battat continued, "Cost of goods remained unchanged, as lower revenues reflected lower prices rather than volume. As a result, operating income was down 9% despite lower operating expenses in the period." Mr. Battat stated, "Net income for the second quarter was basically flat, benefitting from our adoption of a new accounting rule concerning employee share-based compensation that reduced our taxes from an effective rate of 35% in the second quarter of 2015 to 27% in the current year period, resulting in a $623,000 tax savings. Diluted EPS was up 1%, with the number of diluted shares slightly lower than in last year's second quarter." Mr. Battat added, "During the quarter we did not engage in stock buybacks while adding $2.3 million to our cash and short and long term investments, bringing the total to $41.4 million as of June 30, 2016." Mr. Battat stated, "For the remaining quarters of 2016, we expect to continue to see lower realized prices, while additional tax benefits from the new accounting rule are uncertain and will be uneven going forward."

Mr. Battat concluded, "Our Board of Directors, confident in our long term growth, has approved a quarterly dividend increase from $0.90 to $1.05 per share payable on September 30, 2016 to stockholders of record as of September 15, 2016."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding prices for products for the remaining quarters in 2016, future tax benefits from the new accounting rule and the Company's long-term growth. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------- ---------------------
                                    2016       2015       2016       2015
                                 ---------- ---------- ---------- ----------
Revenues                         $  36,655  $  37,655  $  72,358  $  75,979
Cost of goods sold                  18,928     18,871     37,578     38,671
                                 ---------- ---------- ---------- ----------
  Gross profit                      17,215     18,784     34,780     37,308
Operating expenses                   7,141      7,664     14,241     14,702
                                 ---------- ---------- ---------- ----------
  Operating income                  10,074     11,120     20,539     22,606

Interest income                         85        328        208        505
Other income (expense), net             36         --       (309)        --
                                 ---------- ---------- ---------- ----------
Income before income taxes          10,195     11,448     20,438     23,111
Income tax provision                (2,745)    (3,974)    (6,042)    (8,036)
                                 ---------- ---------- ---------- ----------
  Net income                     $   7,450  $   7,474  $  14,396  $  15,075
                                 ---------- ---------- ---------- ----------

Income per basic share           $    4.09  $    4.04  $    7.90  $    8.10
                                 ---------- ---------- ---------- ----------

Weighted average diluted shares
 outstanding                         1,822      1,850      1,823      1,862
                                 ---------- ---------- ---------- ----------

Income per diluted share         $    4.02  $    3.99  $    7.76  $    8.00
                                 ---------- ---------- ---------- ----------

Weighted average diluted shares
 outstanding                         1,853      1,872      1,855      1,884
                                 ---------- ---------- ---------- ----------

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                    June 30,      Dec. 31,
ASSETS                                                2016          2015
                                                 ------------- -------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $      30,817 $      28,346
  Short-term investments                                     6            44
                                                 ------------- -------------
    Total cash and short-term investments               30,823        28,390
  Accounts receivable                                   18,833        16,620
  Inventories                                           31,167        29,771
  Prepaid expenses and other                             3,815         2,934
  Deferred income taxes                                    580           580
                                                 ------------- -------------
    Total current assets                                85,218        78,295

Long-term investments                                   10,617         9,866

Property, plant and equipment, net                      64,289        63,314
Other assets                                            12,865        12,861
                                                 ------------- -------------

                                                 $     172,989 $     164,336
                                                 ------------- -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                      8,236         9,316
Line of credit                                              --            --
Other non-current liabilities                           11,167        10,922
Stockholders' equity                                   153,586       144,098
                                                 ------------- -------------

                                                 $     172,989 $     164,336
                                                 ------------- -------------

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800